EXHIBIT 99.2

OPENLANE, Inc.
Second Quarter 2023 Supplemental Financial Information
August 2, 2023

OPENLANE, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to income (loss) from continuing operations for the periods presented:

	Three Months Ended June 30, 2023
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(219.4)	$25.6	$(193.8)
Add back:
Income taxes	(36.0)	16.7	(19.3)
Interest expense, net of interest income	5.4	32.1	37.5
Depreciation and amortization	24.5	2.3	26.8
Intercompany interest	8.1	(8.1)	—
EBITDA	(217.4)	68.6	(148.8)
Non-cash stock-based compensation	4.3	1.2	5.5
Loss on extinguishment of debt	1.1	—	1.1
Acquisition related costs	0.3	—	0.3
Securitization interest	—	(29.6)	(29.6)
Severance	0.9	0.1	1.0
Foreign currency (gains)/losses	0.5	(0.2)	0.3
Goodwill and other intangibles impairment	250.8	—	250.8
Contingent consideration adjustment	1.3	—	1.3
Net change in unrealized (gains) losses on investment securities	—	(0.2)	(0.2)
Professional fees related to business improvement efforts	1.7	0.4	2.1
Total addbacks/(deductions)	260.9	(28.3)	232.6
Adjusted EBITDA	$43.5	$40.3	$83.8

	Three Months Ended June 30, 2022
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(36.3)	$30.9	$(5.4)
Add back:
Income taxes	(20.2)	10.3	(9.9)
Interest expense, net of interest income	9.0	16.2	25.2
Depreciation and amortization	23.8	2.1	25.9
Intercompany interest	0.6	(0.6)	—
EBITDA	(23.1)	58.9	35.8
Non-cash stock-based compensation	11.7	2.8	14.5
Loss on extinguishment of debt	7.7	—	7.7
Acquisition related costs	0.3	—	0.3
Securitization interest	—	(14.3)	(14.3)
Severance	3.1	0.2	3.3
Foreign currency (gains)/losses	3.3	—	3.3
Net change in unrealized (gains) losses on investment securities	—	3.2	3.2
Professional fees related to business improvement efforts	0.7	0.1	0.8
Other	1.3	0.2	1.5
Total addbacks/(deductions)	28.1	(7.8)	20.3
Adjusted EBITDA	$5.0	$51.1	$56.1

	Six Months Ended June 30, 2023
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(240.5)	$59.4	$(181.1)
Add back:
Income taxes	(39.9)	27.9	(12.0)
Interest expense, net of interest income	12.5	62.4	74.9
Depreciation and amortization	45.7	4.1	49.8
Intercompany interest	14.5	(14.5)	—
EBITDA	(207.7)	139.3	(68.4)
Non-cash stock-based compensation	7.0	2.3	9.3
Loss on extinguishment of debt	1.1	—	1.1
Acquisition related costs	0.6	—	0.6
Securitization interest	—	(57.4)	(57.4)
Severance	1.4	0.1	1.5
Foreign currency (gains)/losses	0.4	—	0.4
Goodwill and other intangibles impairment	250.8	—	250.8
Contingent consideration adjustment	1.3	—	1.3
Net change in unrealized (gains) losses on investment securities	—	(0.1)	(0.1)
Professional fees related to business improvement efforts	2.3	0.5	2.8
Other	0.6	0.2	0.8
Total addbacks/(deductions)	265.5	(54.4)	211.1
Adjusted EBITDA	$57.8	$84.9	$142.7

	Six Months Ended June 30, 2022
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(75.7)	$61.9	$(13.8)
Add back:
Income taxes	(35.3)	20.7	(14.6)
Interest expense, net of interest income	22.2	28.5	50.7
Depreciation and amortization	47.7	4.2	51.9
Intercompany interest	0.7	(0.7)	—
EBITDA	(40.4)	114.6	74.2
Non-cash stock-based compensation	16.1	3.6	19.7
Loss on extinguishment of debt	7.7	—	7.7
Acquisition related costs	0.6	—	0.6
Securitization interest	—	(24.7)	(24.7)
(Gain)/Loss on asset sales	(0.1)	—	(0.1)
Severance	6.3	0.4	6.7
Foreign currency (gains)/losses	4.5	—	4.5
Net change in unrealized (gains) losses on investment securities	—	6.2	6.2
Professional fees related to business improvement efforts	8.0	0.9	8.9
Other	1.3	0.2	1.5
Total addbacks/(deductions)	44.4	(13.4)	31.0
Adjusted EBITDA	$4.0	$101.2	$105.2

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023	June 30, 2023
Net income (loss)	$(5.8)	$37.1	$12.7	$(193.8)	$(149.8)
Less: Income from discontinued operations	(6.3)	(4.8)	—	—	(11.1)
Income (loss) from continuing operations	0.5	41.9	12.7	(193.8)	(138.7)
Add back:
Income taxes	6.7	17.9	7.3	(19.3)	12.6
Interest expense, net of interest income	30.9	34.9	37.4	37.5	140.7
Depreciation and amortization	24.3	24.0	23.0	26.8	98.1
EBITDA	62.4	118.7	80.4	(148.8)	112.7
Non-cash stock-based compensation	3.5	(5.7)	3.8	5.5	7.1
Loss on extinguishment of debt	9.3	0.2	—	1.1	10.6
Acquisition related costs	0.3	0.3	0.3	0.3	1.2
Securitization interest	(20.2)	(25.8)	(27.8)	(29.6)	(103.4)
Gain on sale of property	—	(33.9)	—	—	(33.9)
Severance	1.5	4.2	0.5	1.0	7.2
Foreign currency (gains)/losses	4.1	(6.1)	0.1	0.3	(1.6)
Goodwill and other intangibles impairment	—	—	—	250.8	250.8
Contingent consideration adjustment	—	—	—	1.3	1.3
Net change in unrealized (gains) losses on investment securities	0.3	0.6	0.1	(0.2)	0.8
Professional fees related to business improvement efforts	3.2	3.1	0.7	2.1	9.1
Other	5.1	0.9	0.8	—	6.8
Total addbacks/(deductions)	7.1	(62.2)	(21.5)	232.6	156.0
Adjusted EBITDA from continuing operations	$69.5	$56.5	$58.9	$83.8	$268.7

Results of Operations

OPENLANE Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions except per share amounts)	2023	2022	2023	2022
Revenues from continuing operations
Auction fees	$103.3	$99.2	$203.2	$200.6
Service revenue	155.7	147.3	321.3	284.8
Purchased vehicle sales	60.4	45.8	115.9	92.1
Finance-related revenue	97.5	91.9	197.1	176.1
Total revenues from continuing operations	416.9	384.2	837.5	753.6
Cost of services*	222.6	211.9	446.8	422.7
Gross profit*	194.3	172.3	390.7	330.9
Selling, general and administrative	111.2	124.1	219.2	243.0
Depreciation and amortization	26.8	25.9	49.8	51.9
Goodwill and other intangibles impairment	250.8	—	250.8	—
Operating profit (loss)	(194.5)	22.3	(129.1)	36.0
Interest expense	38.8	25.9	77.1	51.5
Other (income) expense, net	(21.3)	4.0	(14.2)	5.2
Loss on extinguishment of debt	1.1	7.7	1.1	7.7
Income (loss) from continuing operations before income taxes	(213.1)	(15.3)	(193.1)	(28.4)
Income taxes	(19.3)	(9.9)	(12.0)	(14.6)
Income (loss) from continuing operations	(193.8)	(5.4)	(181.1)	(13.8)
Income from discontinued operations, net of income taxes	—	215.6	—	223.7
Net income (loss)	$(193.8)	$210.2	$(181.1)	$209.9
Income (loss) from continuing operations per share
Basic	$(1.87)	$(0.10)	$(1.86)	$(0.23)
Diluted	$(1.87)	$(0.10)	$(1.86)	$(0.23)
* Exclusive of depreciation and amortization
Overview of OPENLANE Results for the Three Months Ended June 30, 2023 and 2022
Discontinued Operations
The financial performance of the ADESA U.S. physical auction business is presented as discontinued operations. As a result, revenue, cost of services and all costs of discontinued operations are presented as one line item in the above table as "Income from discontinued operations, net of income taxes."
Overview
For the three months ended June 30, 2023, we had revenue of $416.9 million compared with revenue of $384.2 million for the three months ended June 30, 2022, an increase of 9%. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization increased $0.9 million, or 3%, to $26.8 million for the three months ended June 30, 2023, compared with $25.9 million for the three months ended June 30, 2022. The increase in depreciation and amortization was primarily the result of the amortization of the ADESA tradename, which was previously an indefinite-lived asset but is now being amortized over a 6-year remaining life, resulting in approximately $16 million of incremental amortization expense per year.

Goodwill and Other Intangibles Impairment
Goodwill represents the excess cost over fair value of identifiable net assets of businesses acquired. The Company tests goodwill and indefinite-lived tradenames for impairment at the reporting unit level annually during the second quarter, or more frequently if events or changes in circumstances indicate that impairment may exist. When performing the impairment assessment, the fair value of the Company's reporting units are estimated using the expected present value of future cash flows (Level 3 inputs).
As part of this annual process, in the second quarter of 2023 the Company updated its forecasts for all of its reporting units, including an updated estimate for near-term and long-term revenue growth rates reflecting a slower overall recovery in vehicle volumes. Discount rates and other cash flow assumptions used in the valuations were also adjusted. As a result of this impairment assessment, it was determined that the fair value was lower than the carrying value for our U.S. Dealer-to-Dealer and Europe reporting units (both within the Marketplace segment). Accordingly, the Company recorded non-cash goodwill impairment charges totaling $218.9 million related to our U.S. Dealer-to-Dealer reporting unit and $6.4 million related to our Europe reporting unit. The goodwill impairment charge related to our U.S. Dealer-to-Dealer reporting unit relates to tax deductible goodwill, and as such the impairment resulted in a deferred tax benefit of $52.5 million. The goodwill impairment related to our U.S. Dealer-to-Dealer reporting unit was primarily driven by lower near-term and long-term revenue growth associated with a slower overall recovery in vehicle volumes. The goodwill impairment related to our Europe reporting unit was driven by combining two previously separate reporting units (ADESA U.K. and ADESA Europe) into a single reporting unit. Including ADESA U.K. in the reporting unit resulted in a reduction in the overall fair value of the combined reporting unit, resulting in an impairment charge. The fair value of the remaining reporting units in the Marketplace segment were in excess of their carrying value. The impairment charges were reported as a component of "Goodwill and other intangibles impairment" in the consolidated statements of income.
As a result of the second quarter 2023 impairment charges, the carrying value of the U.S. Dealer-to-Dealer and Europe reporting units now approximate fair value. The assumptions used in the discounted cash flow analysis are subject to inherent uncertainties and subjectivity. As such, changes in our future forecasts, operating results, cash flows, discount rates and other factors used to estimate the fair value of our reporting units may result in additional goodwill impairment charges in the future, and could have a material, non-cash, effect on our consolidated operating profit (loss) and net income (loss).
We will continue to monitor events occurring or circumstances changing which may suggest that goodwill should be reevaluated during interim periods. As of June 30, 2023, the remaining carrying value of goodwill related to the U.S. Dealer-to-Dealer and Europe reporting units was $87.3 million and $119.4 million, respectively.
In addition, the second quarter 2023 announcement of the rebrand to an OPENLANE branded marketplace from the ADESA branded marketplaces served as a triggering event requiring a re-evaluation of the useful life and impairment of the ADESA tradename. As such, the Company evaluated the $122.8 million carrying amount of its indefinite-lived ADESA tradename, resulting in a non-cash impairment charge totaling $25.5 million in the second quarter of 2023 and associated deferred tax benefit of $6.5 million (within the Marketplace segment). The impairment charge was reported as a component of "Goodwill and other intangibles impairment" in the consolidated statements of income. The ADESA tradename is expected to continue to generate cash flows pursuant to the purchase and commercial agreements with Carvana and its affiliates for a defined period. The fair value of the ADESA tradename was estimated using the royalty savings method (Level 3 inputs). Furthermore, as a result of the rebrand to OPENLANE, the ADESA tradename is no longer deemed to have an indefinite life and its remaining carrying amount of $97.3 million will be amortized over a remaining useful life of approximately 6 years.
The deferred tax benefits of $52.5 million and $6.5 million associated with the goodwill and tradename impairments, respectively, resulted in the U.S. being in a net deferred tax asset position. Due to the three year cumulative loss related to U.S. operations, we recorded a $29.6 million valuation allowance against the U.S. net deferred tax asset.
Interest Expense
Interest expense increased $12.9 million, or 50%, to $38.8 million for the three months ended June 30, 2023, compared with $25.9 million for the three months ended June 30, 2022. Interest expense increased $15.9 million at AFC and the increase was attributable to an increase in the average interest rate on the AFC securitization obligations to approximately 7.3% for the three months ended June 30, 2023, as compared with approximately 3.1% for the three months ended June 30, 2022. In addition, in the second quarter of 2022, there was an $8.0 million favorable fair value adjustment related to the termination of the interest rate swaps. These items were partially offset by a decrease in interest expense resulting from repayments of term loan and senior note debt in 2022 and 2023.

Other (Income) Expense, Net
For the three months ended June 30, 2023, we had other income of $21.3 million compared with other expense of $4.0 million for the three months ended June 30, 2022. The increase in other income was primarily attributable to the receipt of $20.0 million in connection with the early termination of a contractual arrangement, a $3.0 million decrease in foreign currency losses on intercompany balances and other miscellaneous income aggregating $0.2 million, partially offset by a $1.3 million increase in contingent consideration valuation adjustment. In addition, there were unrealized gains on investment securities of $0.2 million for the three months ended June 30, 2023, compared with unrealized losses on investment securities of $3.2 million for the three months ended June 30, 2022.
Loss on Extinguishment of Debt
In June 2023, we prepaid $140 million of the senior notes at par with proceeds from the Transaction. We incurred a loss on the extinguishment of the senior notes of $0.7 million in the second quarter of 2023 primarily representative of the write-off of unamortized debt issuance costs associated with the portion of the senior notes repaid, as well as purchase offer expenses. In June 2023, we also entered into a new revolving credit facility and incurred a loss on extinguishment of approximately $0.4 million for the debt issuance costs associated with certain banks that are no longer a part of the facility.
In May 2022, the Company prepaid the outstanding balance on Term Loan B-6 with proceeds from the Transaction. As a result of the prepayment, we incurred a non-cash loss on the extinguishment of debt of $7.7 million in the second quarter of 2022. The loss was primarily a result of the write-off of unamortized debt issuance costs/discounts associated with Term Loan B-6.
Income Taxes
We had an effective tax rate of 9.1% resulting in a benefit on a pre-tax loss for the three months ended June 30, 2023, compared with an effective tax rate of 64.7% resulting in a benefit on a pre-tax loss for the three months ended June 30, 2022. The effective tax rate for the three months ended June 30, 2023 was impacted by the goodwill and other intangibles impairment charges and resulting $59.0 million deferred tax benefit recorded with respect to the impairment of tax deductible goodwill and the impairment of other intangibles, partially offset by the $29.6 million deferred tax expense associated with the recording of valuation allowance against the U.S. net deferred tax asset. The effective tax rate for the three months ended June 30, 2022 was favorably impacted by the state rate change impact on deferred taxes.
Income from Discontinued Operations
In May 2022, Carvana acquired the ADESA U.S. physical auction business from the Company. As such, the financial results of the ADESA U.S. physical auction business have been accounted for as discontinued operations for all periods presented. For the three months ended June 30, 2023 and 2022, the Company's financial statements included income from discontinued operations of $0.0 million and $215.6 million, respectively.
Impact of Foreign Currency
For the three months ended June 30, 2023 compared with the three months ended June 30, 2022, the change in the Canadian dollar exchange rate decreased revenue by $5.1 million, operating profit by $1.4 million and net income by $0.9 million. For the three months ended June 30, 2023 compared with the three months ended June 30, 2022, the change in the euro exchange rate increased revenue by $1.5 million, operating profit by $0.1 million and net income by $0.1 million.
Overview of OPENLANE Results for the Six Months Ended June 30, 2023 and 2022
Discontinued Operations
The financial performance of the ADESA U.S. physical auction business is presented as discontinued operations. As a result, revenue, cost of services and all costs of discontinued operations are presented as one line item in the above table as "Income from discontinued operations, net of income taxes."
Overview
For the six months ended June 30, 2023, we had revenue of $837.5 million compared with revenue of $753.6 million for the six months ended June 30, 2022, an increase of 11%. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.

Depreciation and Amortization
Depreciation and amortization decreased $2.1 million, or 4%, to $49.8 million for the six months ended June 30, 2023, compared with $51.9 million for the six months ended June 30, 2022. The decrease in depreciation and amortization was primarily the result of assets that have become fully depreciated and a reduction in assets placed in service.
Interest Expense
Interest expense increased $25.6 million, or 50%, to $77.1 million for the six months ended June 30, 2023, compared with $51.5 million for the six months ended June 30, 2022. Interest expense increased $33.9 million at AFC and the increase was attributable to an increase in the average interest rate on the AFC securitization obligations to approximately 7.0% for the six months ended June 30, 2023, as compared with approximately 2.7% for the six months ended June 30, 2022. In addition, in 2022, there was a realized gain of $16.7 million related to the discontinuance of hedge accounting and termination of the interest rate swaps. These items were partially offset by a decrease in interest expense resulting from repayments of term loan and senior note debt in 2022 and 2023.
Goodwill and Other Intangibles Impairment
Goodwill represents the excess cost over fair value of identifiable net assets of businesses acquired. The Company tests goodwill and indefinite-lived tradenames for impairment at the reporting unit level annually during the second quarter, or more frequently if events or changes in circumstances indicate that impairment may exist. When performing the impairment assessment, the fair value of the Company's reporting units are estimated using the expected present value of future cash flows (Level 3 inputs).
As part of this annual process, in the second quarter of 2023 the Company updated its forecasts for all of its reporting units, including an updated estimate for near-term and long-term revenue growth rates reflecting a slower overall recovery in vehicle volumes. Discount rates and other cash flow assumptions used in the valuations were also adjusted. As a result of this impairment assessment, it was determined that the fair value was lower than the carrying value for our U.S. Dealer-to-Dealer and Europe reporting units (both within the Marketplace segment). Accordingly, the Company recorded non-cash goodwill impairment charges totaling $218.9 million related to our U.S. Dealer-to-Dealer reporting unit and $6.4 million related to our Europe reporting unit. The goodwill impairment charge related to our U.S. Dealer-to-Dealer reporting unit relates to tax deductible goodwill, and as such the impairment resulted in a deferred tax benefit of $52.5 million. The goodwill impairment related to our U.S. Dealer-to-Dealer reporting unit was primarily driven by lower near-term and long-term revenue growth associated with a slower overall recovery in vehicle volumes. The goodwill impairment related to our Europe reporting unit was driven by combining two previously separate reporting units (ADESA U.K. and ADESA Europe) into a single reporting unit. Including ADESA U.K. in the reporting unit resulted in a reduction in the overall fair value of the combined reporting unit, resulting in an impairment charge. The fair value of the remaining reporting units in the Marketplace segment were in excess of their carrying value. The impairment charges were reported as a component of "Goodwill and other intangibles impairment" in the consolidated statements of income.
As a result of the second quarter 2023 impairment charges, the carrying value of the U.S. Dealer-to-Dealer and Europe reporting units now approximate fair value. The assumptions used in the discounted cash flow analysis are subject to inherent uncertainties and subjectivity. As such, changes in our future forecasts, operating results, cash flows, discount rates and other factors used to estimate the fair value of our reporting units may result in additional goodwill impairment charges in the future, and could have a material, non-cash, effect on our consolidated operating profit (loss) and net income (loss).
We will continue to monitor events occurring or circumstances changing which may suggest that goodwill should be reevaluated during interim periods. As of June 30, 2023, the remaining carrying value of goodwill related to the U.S. Dealer-to-Dealer and Europe reporting units was $87.3 million and $119.4 million, respectively.
In addition, the second quarter 2023 announcement of the rebrand to an OPENLANE branded marketplace from the ADESA branded marketplaces served as a triggering event requiring a re-evaluation of the useful life and impairment of the ADESA tradename. As such, the Company evaluated the $122.8 million carrying amount of its indefinite-lived ADESA tradename, resulting in a non-cash impairment charge totaling $25.5 million in the second quarter of 2023 and associated deferred tax benefit of $6.5 million (within the Marketplace segment). The impairment charge was reported as a component of "Goodwill and other intangibles impairment" in the consolidated statements of income. The ADESA tradename is expected to continue to generate cash flows pursuant to the purchase and commercial agreements with Carvana and its affiliates for a defined period. The fair value of the ADESA tradename was estimated using the royalty savings method (Level 3 inputs). Furthermore, as a result of the rebrand to OPENLANE, the ADESA tradename is no longer deemed to have an indefinite life and its remaining carrying amount of $97.3 million will be amortized over a remaining useful life of approximately 6 years.
The deferred tax benefits of $52.5 million and $6.5 million associated with the goodwill and tradename impairments, respectively, resulted in the U.S. being in a net deferred tax asset position. Due to the three year cumulative loss related to U.S. operations, we recorded a $29.6 million valuation allowance against the U.S. net deferred tax asset.
Other (Income) Expense, Net
For the six months ended June 30, 2023, we had other income of $14.2 million compared with other expense of $5.2 million for the six months ended June 30, 2022. The increase in other income was primarily attributable to the receipt of $20.0 million in connection with the early termination of a contractual arrangement, a $4.1 million decrease in foreign currency losses on intercompany balances and other miscellaneous income aggregating $1.3 million, partially offset by the impairment of an equity security and note receivable with the same investee aggregating $11.0 million and a $1.3 million increase in contingent consideration valuation adjustment. In addition, there were unrealized gains on investment securities of $0.1 million for the six months ended June 30, 2023, compared with unrealized losses on investment securities of $6.2 million for the six months ended June 30, 2022.
Loss on Extinguishment of Debt
In June 2023, we prepaid $140 million of the senior notes at par with proceeds from the Transaction. We incurred a loss on the extinguishment of the senior notes of $0.7 million in the second quarter of 2023 primarily representative of the write-off of unamortized debt issuance costs associated with the portion of the senior notes repaid, as well as purchase offer expenses. In June 2023, we also entered into a new revolving credit facility and incurred a loss on extinguishment of approximately $0.4 million for the debt issuance costs associated with certain banks that are no longer a part of the facility.
In May 2022, the Company prepaid the outstanding balance on Term Loan B-6 with proceeds from the Transaction. As a result of the prepayment, we incurred a non-cash loss on the extinguishment of debt of $7.7 million in the second quarter of 2022. The loss was primarily a result of the write-off of unamortized debt issuance costs/discounts associated with Term Loan B-6.
Income Taxes
We had an effective tax rate of 6.2% resulting in a benefit on a pre-tax loss for the six months ended June 30, 2023, compared with an effective tax rate of 51.4% resulting in a benefit on a pre-tax loss for the six months ended June 30, 2022. The effective tax rate for the six months ended June 30, 2023 was impacted by the goodwill and other intangibles impairment charges and resulting $59.0 million deferred tax benefit recorded with respect to the impairment of tax deductible goodwill and the impairment of other intangibles, partially offset by the $29.6 million deferred tax expense associated with the recording of valuation allowance against the U.S. net deferred tax asset. The effective tax rate for the six months ended June 30, 2022 was favorably impacted by the state rate change impact on deferred taxes.
Income from Discontinued Operations
In May 2022, Carvana acquired the ADESA U.S. physical auction business from the Company. As such, the financial results of the ADESA U.S. physical auction business have been accounted for as discontinued operations for all periods presented. For the six months ended June 30, 2023 and 2022, the Company's financial statements included income from discontinued operations of $0.0 million and $223.7 million, respectively.
Impact of Foreign Currency
For the six months ended June 30, 2023 compared with the six months ended June 30, 2022, the change in the Canadian dollar exchange rate decreased revenue by $11.2 million, operating profit by $3.1 million and net income by $2.0 million. For the six months ended June 30, 2023 compared with the six months ended June 30, 2022, the change in the euro exchange rate decreased revenue by $1.6 million, operating profit by $0.1 million and net income by $0.1 million.

Marketplace Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except per vehicle amounts)	2023	2022	2023	2022
Auction fees	$103.3	$99.2	$203.2	$200.6
Service revenue	155.7	147.3	321.3	284.8
Purchased vehicle sales	60.4	45.8	115.9	92.1
Total Marketplace revenue from continuing operations	319.4	292.3	640.4	577.5
Cost of services*	206.1	195.7	413.9	391.5
Gross profit*	113.3	96.6	226.5	186.0
Selling, general and administrative	98.5	110.5	194.1	218.9
Depreciation and amortization	24.5	23.8	45.7	47.7
Goodwill and other intangibles impairment	250.8	—	250.8	—
Operating profit (loss)	$(260.5)	$(37.7)	$(264.1)	$(80.6)

Commercial vehicles sold	180,000	177,000	347,000	351,000
Dealer consignment vehicles sold	164,000	166,000	327,000	343,000
Total vehicles sold	344,000	343,000	674,000	694,000
Gross profit percentage, excluding purchased vehicles*	43.8%	39.2%	43.2%	38.3%
* Exclusive of depreciation and amortization
Overview of Marketplace Results for the Three Months Ended June 30, 2023 and 2022
Total Marketplace Revenue
Revenue from the Marketplace segment increased $27.1 million, or 9%, to $319.4 million for the three months ended June 30, 2023, compared with $292.3 million for the three months ended June 30, 2022. The change in revenue included the impact of a decrease in revenue of $4.2 million due to fluctuations in the Canadian dollar exchange rate, partially offset by an increase in revenue of $1.5 million due to fluctuations in the euro exchange rate. The increase in revenue was primarily attributable to the increases in service revenue and purchased vehicle sales (discussed below).
The less than 1% increase in the number of vehicles sold was comprised of a 2% increase in commercial volumes and a 1% decrease in dealer consignment volumes. The gross merchandise value ("GMV") of vehicles sold for the three months ended June 30, 2023 was approximately $6.4 billion.
Auction Fees
Auction fees increased $4.1 million, or 4%, to $103.3 million for the three months ended June 30, 2023, compared with $99.2 million for the three months ended June 30, 2022. Auction fees per vehicle sold for the three months ended June 30, 2023 increased $12, or 4%, to $301, compared with $289 for the three months ended June 30, 2022. The increase in auction fees per vehicle sold reflects an increase in auction fees and a smaller mix of lower-fee commercial off-premise vehicles.
Service Revenue
Service revenue increased $8.4 million, or 6%, to $155.7 million for the three months ended June 30, 2023, compared with $147.3 million for the three months ended June 30, 2022, primarily as a result of increases in repossession and remarketing fees of $3.5 million, third-party fees for platform services of $2.3 million, inspection service revenue of $2.2 million and a net increase in other miscellaneous service revenues aggregating approximately $0.4 million.

Purchased Vehicle Sales
Purchased vehicle sales, which include the entire selling price of the vehicle, increased $14.6 million, or 32%, to $60.4 million for the three months ended June 30, 2023, compared with $45.8 million for the three months ended June 30, 2022, primarily as a result of an increase in purchased vehicles sold and the average selling price of purchased vehicles sold in Europe.
Gross Profit
For the three months ended June 30, 2023, gross profit from the Marketplace segment increased $16.7 million, or 17%, to $113.3 million, compared with $96.6 million for the three months ended June 30, 2022. Revenue increased 9% for the three months ended June 30, 2023, while cost of services increased 5% during the same period. Gross profit from the Marketplace segment was 35.5% of revenue for the three months ended June 30, 2023, compared with 33.0% of revenue for the three months ended June 30, 2022. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 43.8% and 39.2% for the three months ended June 30, 2023 and 2022, respectively. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold.
Gross profit as a percentage of revenue increased for the three months ended June 30, 2023 as compared with the three months ended June 30, 2022, primarily due to improved transportation margins, an increase in profitability for vehicles sold on dealer-to-dealer platforms, cost savings initiatives and an increase in third-party fees for platform services.
Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment decreased $12.0 million, or 11%, to $98.5 million for the three months ended June 30, 2023, compared with $110.5 million for the three months ended June 30, 2022, primarily as a result of decreases in stock-based compensation of $7.4 million, severance of $1.9 million, professional fees of $1.5 million, telecom expenses of $1.1 million, fluctuations in the Canadian exchange rate of $1.1 million and other miscellaneous expenses aggregating $0.1 million, partially offset by increases in marketing costs of $1.1 million.
Goodwill and Other Intangibles Impairment
See the above discussion of goodwill and other intangibles impairment in the consolidated results of operations for OPENLANE, Inc.
Overview of Marketplace Results for the Six Months Ended June 30, 2023 and 2022
Total Marketplace Revenue
Revenue from the Marketplace segment increased $62.9 million, or 11%, to $640.4 million for the six months ended June 30, 2023, compared with $577.5 million for the six months ended June 30, 2022. The change in revenue included the impact of decreases in revenue of $9.4 million and $1.6 million due to fluctuations in the Canadian dollar exchange rate and the euro exchange rate, respectively. The increase in revenue was primarily attributable to the increases in service revenue and purchased vehicle sales (discussed below).
The 3% decrease in the number of vehicles sold was comprised of a 1% decline in commercial volumes and a 5% decrease in dealer consignment volumes. The decrease in the number of vehicles sold was driven by an industry-wide lack of wholesale used vehicle supply. The gross merchandise value of vehicles sold for the six months ended June 30, 2023 was approximately $12.4 billion.
Auction Fees
Auction fees increased $2.6 million, or 1%, to $203.2 million for the six months ended June 30, 2023, compared with $200.6 million for the six months ended June 30, 2022. Auction fees per vehicle sold for the six months ended June 30, 2023 increased $13, or 4%, to $302, compared with $289 for the six months ended June 30, 2022. The increase in auction fees per vehicle sold reflects an increase in auction fees and a smaller mix of lower-fee commercial off-premise vehicles.

Service Revenue
Service revenue increased $36.5 million, or 13%, to $321.3 million for the six months ended June 30, 2023, compared with $284.8 million for the six months ended June 30, 2022, primarily as a result of increases in repossession and remarketing fees of $14.0 million, third-party fees for platform services of $8.9 million, transportation revenue of $7.6 million, inspection service revenue of $4.5 million and a net increase in other miscellaneous service revenues aggregating approximately $1.5 million.
Purchased Vehicle Sales
Purchased vehicle sales, which include the entire selling price of the vehicle, increased $23.8 million, or 26%, to $115.9 million for the six months ended June 30, 2023, compared with $92.1 million for the six months ended June 30, 2022, primarily as a result of an increase in purchased vehicles sold and the average selling price of purchased vehicles sold in Europe.
Gross Profit
For the six months ended June 30, 2023, gross profit from the Marketplace segment increased $40.5 million, or 22%, to $226.5 million, compared with $186.0 million for the six months ended June 30, 2022. Revenue increased 11% for the six months ended June 30, 2023, while cost of services increased 6% during the same period. Gross profit from the Marketplace segment was 35.4% of revenue for the six months ended June 30, 2023, compared with 32.2% of revenue for the six months ended June 30, 2022. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 43.2% and 38.3% for the six months ended June 30, 2023 and 2022, respectively. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold.
Gross profit as a percentage of revenue increased for the six months ended June 30, 2023 as compared with the six months ended June 30, 2022, primarily due to improved transportation margins, an increase in revenue and profitability for vehicles sold on dealer-to-dealer platforms, cost savings initiatives and an increase in third-party fees for platform services.
Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment decreased $24.8 million, or 11%, to $194.1 million for the six months ended June 30, 2023, compared with $218.9 million for the six months ended June 30, 2022, primarily as a result of decreases in stock-based compensation of $9.0 million, professional fees of $7.8 million, severance of $4.6 million, fluctuations in the Canadian exchange rate of $2.5 million, telecom expenses of $1.9 million, information technology costs of $1.7 million and supplies expense of $1.2 million, partially offset by increases in marketing costs of $1.7 million, incentive-based compensation of $1.1 million and other miscellaneous expenses aggregating $1.1 million.
Goodwill and Other Intangibles Impairment
See the above discussion of goodwill and other intangibles impairment in the consolidated results of operations for OPENLANE, Inc.

Finance Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions except volumes and per loan amounts)	2023	2022	2023	2022
Finance-related revenue
Interest income	$61.9	$46.5	$122.5	$89.7
Fee income	44.1	42.7	91.7	82.9
Other revenue	3.7	2.6	7.1	4.8
Net recovery (provision) for credit losses	(12.2)	0.1	(24.2)	(1.3)
Total Finance revenue	97.5	91.9	197.1	176.1
Cost of services*	16.5	16.2	32.9	31.2
Gross profit*	81.0	75.7	164.2	144.9
Selling, general and administrative	12.7	13.6	25.1	24.1
Depreciation and amortization	2.3	2.1	4.1	4.2
Operating profit	$66.0	$60.0	$135.0	$116.6

Loan transactions	402,000	401,000	822,000	773,000
Revenue per loan transaction	$243	$229	$240	$228
* Exclusive of depreciation and amortization
Overview of Finance Results for the Three Months Ended June 30, 2023 and 2022
Revenue
For the three months ended June 30, 2023, the Finance segment revenue increased $5.6 million, or 6%, to $97.5 million, compared with $91.9 million for the three months ended June 30, 2022. The increase in revenue was primarily the result of a 6% increase in revenue per loan transaction.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $14, or 6%, primarily as a result of an increase in interest yields driven by an increase in prime rates (Federal Reserve raised interest rates 350 basis points since June 30, 2022) and an increase in other fee income per unit, partially offset by an increase in net credit losses and a decrease in loan values.
The provision for credit losses increased to 2.0% of the average managed receivables for the three months ended June 30, 2023 from 0.0% for the three months ended June 30, 2022. The provision for credit losses is expected to be 2% or under, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.
Gross Profit
For the three months June 30, 2023, gross profit for the Finance segment increased $5.3 million, or 7%, to $81.0 million, or 83.1% of revenue, compared with $75.7 million, or 82.4% of revenue, for the three months ended June 30, 2022. The increase in gross profit as a percent of revenue was primarily the result of a 6% increase in revenue, partially offset by a 2% increase in cost of services. The increase in cost of services was primarily the result of increases in compensation expense of $0.5 million, lot check expenses of $0.3 million and other miscellaneous expenses aggregating $0.1 million, partially offset by a decrease in incentive-based compensation of $0.6 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment decreased $0.9 million, or 7%, to $12.7 million for the three months ended June 30, 2023, compared with $13.6 million for the three months ended June 30, 2022 primarily as a result of decreases in stock-based compensation of $1.6 million, compensation expense of $0.3 million and other miscellaneous expenses aggregating $0.1 million, partially offset by increases in information technology costs of $0.6 million and postage expense of $0.5 million.

Overview of Finance Results for the Six Months Ended June 30, 2023 and 2022
Revenue
For the six months ended June 30, 2023, the Finance segment revenue increased $21.0 million, or 12%, to $197.1 million, compared with $176.1 million for the six months ended June 30, 2022. The increase in revenue was primarily the result of a 6% increase in loan transactions and a 5% increase in revenue per loan transaction.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $12, or 5%, primarily as a result of an increase in interest yields driven by an increase in prime rates (Federal Reserve raised interest rates 350 basis points since June 30, 2022) and an increase in other fee income per unit, partially offset by an increase in net credit losses and a decrease in loan values.
The provision for credit losses increased to 2.0% of the average managed receivables for the six months ended June 30, 2023 from 0.1% for the six months ended June 30, 2022. The provision for credit losses is expected to be 2% or under, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.
Gross Profit
For the six months June 30, 2023, gross profit for the Finance segment increased $19.3 million, or 13%, to $164.2 million, or 83.3% of revenue, compared with $144.9 million, or 82.3% of revenue, for the six months ended June 30, 2022. The increase in gross profit as a percent of revenue was primarily the result of a 12% increase in revenue, partially offset by a 5% increase in cost of services. The increase in cost of services was primarily the result of increases in compensation expense of $1.2 million, lot check expenses of $0.8 million and other miscellaneous expenses aggregating $0.5 million, partially offset by a decrease in incentive-based compensation of $0.8 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment increased $1.0 million, or 4%, to $25.1 million for the six months ended June 30, 2023, compared with $24.1 million for the six months ended June 30, 2022 primarily as a result of increases in information technology costs of $1.5 million and postage expense of $1.0 million, partially offset by decreases in stock-based compensation of $1.4 million and other miscellaneous expenses aggregating $0.1 million.
LIQUIDITY AND CAPITAL RESOURCES
We believe that the significant indicators of liquidity for our business are cash on hand, cash flow from operations, working capital and amounts available under our Revolving Credit Facility. Our principal sources of liquidity consist of cash generated by operations and borrowings under our Revolving Credit Facility.

	June 30,	December 31,	June 30,
(Dollars in millions)	2023	2022	2022
Cash and cash equivalents	$242.4	$225.7	$804.4
Restricted cash	30.1	52.0	28.1
Working capital	437.9	379.2	448.6
Amounts available under the Revolving Credit Facility	105.0	161.0	297.7
Cash provided by (used by) operating activities for the six months ended	142.6		(29.2)
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.

Summary of Cash Flows

	Six Months Ended June 30,
(Dollars in millions)	2023	2022
Net cash provided by (used by):
Operating activities - continuing operations	$142.6	$(29.2)
Operating activities - discontinued operations	(0.1)	(310.1)
Investing activities - continuing operations	(51.6)	(193.2)
Investing activities - discontinued operations	7.0	2,066.4
Financing activities - continuing operations	(111.9)	(921.9)
Financing activities - discontinued operations	—	10.8
Net change in cash balances of discontinued operations	—	12.4
Effect of exchange rate on cash	8.8	(6.1)
Net (decrease) increase in cash, cash equivalents and restricted cash	$(5.2)	$629.1
Cash flow from operating activities (continuing operations) Net cash provided by operating activities (continuing operations) was $142.6 million for the six months ended June 30, 2023, compared with net cash used by operating activities of $29.2 million for the six months ended June 30, 2022. Cash provided by continuing operations for the six months ended June 30, 2023 consisted primarily of cash earnings and an increase in accounts payable and accrued expenses, partially offset by an increase in trade receivables and other assets. Cash used by continuing operations for the six months ended June 30, 2022 consisted primarily of a decrease in accounts payable and accrued expenses, an increase in trade receivables and other assets as well as payments of contingent consideration in excess of acquisition-date fair value, partially offset by cash earnings. The increase in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for marketplace sales held near period-ends, as well as a decrease in payments of contingent consideration in excess of acquisition-date fair value.
Changes in AFC’s accounts payable balance are presented in cash flows from operating activities while changes in AFC’s finance receivables are presented in cash flows from investing activities. Changes in these balances can cause variations in operating and investing cash flows.
Cash flow from investing activities (continuing operations) Net cash used by investing activities (continuing operations) was $51.6 million for the six months ended June 30, 2023, compared with $193.2 million for the six months ended June 30, 2022. The cash used by investing activities for the six months ended June 30, 2023 was primarily from purchases of property and equipment and an increase in finance receivables held for investment. The cash used by investing activities for the six months ended June 30, 2022 was primarily due to an increase in finance receivables held for investments and purchases of property and equipment.
Cash flow from financing activities (continuing operations) Net cash used by financing activities (continuing operations) was $111.9 million for the six months ended June 30, 2023, compared with $921.9 million for the six months ended June 30, 2022. The cash used by financing activities for the six months ended June 30, 2023 was primarily due to the early repayment of senior notes, dividends paid on the Series A Preferred Stock, payments of contingent consideration and payments for debt issuance costs, partially offset by an increase in borrowings from lines of credit and a net increase in obligations collateralized by finance receivables. The cash used by financing activities for the six months ended June 30, 2022 was primarily attributable to payments of long-term debt and the repurchase and retirement of common stock, partially offset by a net increase in obligations collateralized by finance receivables.
Cash flow from operating activities (discontinued operations) Net cash used by operating activities (discontinued operations) was $0.1 million for the six months ended June 30, 2023, compared with $310.1 million for the six months ended June 30, 2022. The cash used by operating activities for the six months ended June 30, 2022 primarily consisted of income taxes paid associated with the taxable gain on the sale of the ADESA U.S. physical auction business and an increase in accounts receivable and other assets, partially offset by an increase in accounts payable and accrued expenses.

Cash flow from investing activities (discontinued operations) Net cash provided by investing activities (discontinued operations) was $7.0 million for the six months ended June 30, 2023, compared with $2,066.4 million for the six months ended June 30, 2022. The cash provided by investing activities for the six months ended June 30, 2023 is attributable to the final proceeds from the sale of the ADESA U.S. physical auction business. The cash provided by investing activities for the six months ended June 30, 2022 primarily consisted of proceeds from the sale of the ADESA U.S. physical auction business, partially offset by purchases of property and equipment.
Cash flow from financing activities (discontinued operations) There were no financing activities (discontinued operations) for the six months ended June 30, 2023, compared with net cash provided by financing activities of $10.8 million for the six months ended June 30, 2022. The cash provided by financing activities for the six months ended June 30, 2022 was primarily attributable to a net increase in book overdrafts.